William H. Janeway
Indus International, Inc. (IINT)
August 26, 2004

                                  Exhibit 99.1
                                  ------------
                               Continuation Sheet

Note (1): On September 30, 2003, Warburg, Pincus Investors, L.P. ("WPI") transferred certain securities held by WPI, including all of its shares of Common Stock of Indus International, Inc. (the "Company"), to Warburg, Pincus Investors Liquidating Trust ("WPLT"). One of the purposes for which WPLT was formed on September 30, 2003 was to liquidate all of the assets transferred to WPLT by WPI and collect and distribute such assets or the proceeds from the liquidation thereof to the partners of WPI, who are the beneficiaries of WPLT. On August 24, 2004, pursuant to a Securities Purchase Agreement, dated as of August 19, 2004, by and among WPI, WPLT, the purchasers named therein (the "Purchasers") and the Company, WPLT sold to the Purchasers 14,587,544 shares (the "Shares") of the Company's Common Stock at a price per share of $1.25.

          The trustees of WPLT are Charles R. Kaye, Joseph P. Landy, Scott A. Arenare and Timothy J. Curt. Charles R. Kaye and Joseph P. Landy are each a Managing General Partner of WP and a Managing Member and Co-President of WP LLC. Scott A. Arenare and Timothy J. Curt are each a Partner of WP and a Member and Managing Director of WP LLC. Warburg Pincus LLC, a New York limited liability company ("WP LLC"), manages WPI. Warburg Pincus & Co., a New York general partnership ("WP") is the sole general partner of WPI. The members of WP LLC are substantially the same as the partners of WP. All of the Shares are owned directly by WPI and are included because of Mr. Janeway's affiliation with WPI. Mr. Janeway, who is a director of the Company, is a Vice Chairman of WP LLC and a General Partner of WP. As such, Mr. Janeway may be deemed to have an indirect pecuniary interest within the meaning of Section 16a-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in an indeterminate portion of the Shares beneficially owned by WPI. Mr. Janeway disclaims "beneficial ownership" of the Shares within the meaning of Rule 13d-3 under the Exchange Act.